Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Cortland Bancorp

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cortland Bancorp and subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL)

Description of the Matter

The Company’s loan portfolio totaled $556.8 million as of December 31, 2020, and the associated ALL was $6.0 million. As discussed in Notes 1 and 3 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in lending policies and practices, economic conditions, trends in volume and terms of loans, trends in charge offs, classification, and nonaccruals, changes in experience, depth and ability of management, collateral values, concentrations of credit risk for the commercial loan portfolios, and effects of COVID-19 pandemic.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL, as well as the reliability of the data utilized to support management’s assessment.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL and the need to consider qualitative adjustments, including the potential effect of COVID-19 on the adjustments.

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s historical loan performance data, and considered the existence of new or contrary information. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external market factors, the Company’s loan portfolio, and asset quality trends, which included the evaluation of management’s ability to capture and assess relevant data from both external sources and internal reports on loan customers affected by the COVID-19 pandemic and the supporting documentation for substantiating revisions to qualitative factors.

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2008.

/s/ S.R. Snodgrass, P.C.
S.R. Snodgrass, P.C.
Cranberry Township, Pennsylvania
March 17, 2021

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$9,728	$8,448
Interest-earning deposits	26,380	19,367

Total cash and cash equivalents	36,108	27,815
Investment securities available-for-sale (Note 2)	167,875	136,131
Regulatory stock (Note 2)	3,031	2,835
Loans held for sale	6,876	4,890
Total loans (Note 3)	556,760	518,716
Less allowance for loan losses (Note 3)	(6,019)	(4,465)

Net loans	550,741	514,251
Premises and equipment (Note 4)	11,693	12,018
Bank-owned life insurance	21,166	17,768
Other assets	23,815	21,454

Total assets	$821,305	$737,162

LIABILITIES
Noninterest-bearing deposits	$198,499	$133,340
Interest-bearing deposits (Note 5)	502,011	485,041

Total deposits	700,510	618,381
Securities sold under agreements to repurchase (Note 6)	1,488	1,922
Federal Home Loan Bank advances - short-term (Note 6)	2,000	—
Federal Home Loan Bank advances - long term (Note 6)	16,000	24,000
Subordinated debt (Note 7)	5,155	5,155
Other liabilities	15,147	13,366

Total liabilities	740,300	662,824
SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value - authorized 20,000,000 shares; issued 4,728,267 shares in 2020 and 2019; outstanding shares, 4,223,153 in 2020 and 4,323,822 in 2019	23,641	23,641
Additional paid-in capital	21,238	21,266
Retained earnings	41,863	36,187
Accumulated other comprehensive income	4,867	1,168
Treasury stock, at cost, 505,114 shares in 2020 and 404,445 shares in 2019	(10,604)	(7,924)

Total shareholders’ equity	81,005	74,338

Total liabilities and shareholders’ equity	$821,305	$737,162

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the years ended December 31,
	2020	2019	2018
INTEREST INCOME
Interest and fees on loans	$23,620	$25,783	$23,823
Interest and dividends on investment securities:
Taxable interest	1,199	1,769	2,118
Nontaxable interest	2,105	1,655	1,494
Dividends	74	137	152
Other interest income	94	299	162

Total interest and dividend income	27,092	29,643	27,749
INTEREST EXPENSE
Deposits	3,378	4,843	3,527
Short-term borrowings	6	5	6
Federal Home Loan Bank advances - short term	12	129	374
Federal Home Loan Bank advances - long term	299	374	287
Subordinated debt	114	203	189

Total interest expense	3,809	5,554	4,383

Net interest income	23,283	24,089	23,366
PROVISION FOR LOAN LOSSES (Note 3)	1,575	715	725

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,708	23,374	22,641
NON-INTEREST INCOME
Fees for customer services	2,103	2,312	2,273
Investment securities available-for-sale gains (losses), net (Note 2)	140	(44)	(21)
Mortgage banking gains, net	3,896	1,554	974
Earnings on bank-owned life insurance	398	392	1,869
Other non-interest income	963	808	597

Total non-interest income	7,500	5,022	5,692
NON-INTEREST EXPENSES
Salaries and employee benefits	10,805	11,198	10,260
Occupancy and equipment	2,495	2,400	2,232
State and local taxes	593	518	493
FDIC insurance	176	63	176
Professional fees	1,155	1,093	879
Advertising and marketing	214	388	322
Data processing fees	268	277	250
Other operating expenses	3,768	3,818	3,471

Total non-interest expenses	19,474	19,755	18,083

INCOME BEFORE FEDERAL INCOME TAX EXPENSE	9,734	8,641	10,250
Federal income tax expense (Note 10)	1,471	1,359	1,415

NET INCOME	$8,263	$7,282	$8,835

EARNINGS PER SHARE BASIC AND DILUTED (Note 1)	$1.97	$1.68	$2.03
CASH DIVIDENDS DECLARED PER SHARE	$0.61	$0.50	$0.49

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	For the years ended December 31,
	2020	2019	2018
Net income	$8,263	$7,282	$8,835
Other comprehensive income (loss)
Securities available for sale:
Unrealized holding gains (losses) on available-for-sale securities	4,953	6,023	(2,426)
Tax effect	(1,040)	(1,265)	510
Reclassification adjustment for net losses (gains) realized in net income	(140)	44	21
Tax effect	29	(9)	(4)

Total securities available-for-sale	3,802	4,793	(1,899)
Change in post-retirement obligations	(103)	31	68

Total other comprehensive income (loss)	3,699	4,824	(1,831)

Total comprehensive income	$11,962	$12,106	$7,004

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands, except per share data)

	FOR THE YEARS ENDED DECEMBER 31,
	2020	2019	2018
COMMON STOCK
Balance	$23,641	$23,641	$23,641

ADDITIONAL PAID IN CAPITAL
Beginning balance	21,266	20,984	20,928
Treasury shares reissued (2,770 shares)	—	11	—
Equity compensation	(28)	271	56

Ending Balance	21,238	21,266	20,984

RETAINED EARNINGS
Beginning balance	36,187	31,089	24,403
Net income	8,263	7,282	8,835
Cash dividend declared, $0.61, $0.50 and $0.49 per share for the years ended December 31, 2020, 2019 and 2018, respectively	(2,587)	(2,184)	(2,149)

Ending balance	41,863	36,187	31,089

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Beginning balance	1,168	(3,656)	(1,825)
Other comprehensive income (loss)	3,699	4,824	(1,831)

Ending balance	4,867	1,168	(3,656)

TREASURY STOCK
Beginning balance	(7,924)	(7,140)	(5,517)
Treasury shares reissued (2,770 shares)	—	49	—
Treasury shares purchased (150,920 shares in 2020, 59,352 in 2019 and 82,637 in 2018)	(3,154)	(1,336)	(1,781)
Equity compensation	474	503	158

Ending balance	(10,604)	(7,924)	(7,140)

TOTAL SHAREHOLDERS’ EQUITY	$81,005	$74,338	$64,918

See accompanying notes to consolidated financial statements

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the years ended December 31,
	2020	2019	2018
Net cash flow from operating activities
Net income	$8,263	$7,282	$8,835
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation, amortization and accretion	2,753	2,243	2,315
Provision for loan losses	1,575	715	725
Investment securities available-for-sale (gains) losses, net	(140)	44	21
Originations of mortgage banking loans held for sale	(119,364)	(68,789)	(45,813)
Proceeds from the sale of mortgage banking loans	121,274	66,493	48,527
Mortgage banking gains, net	(3,896)	(1,554)	(974)
Earnings on bank-owned life insurance	(398)	(392)	(1,869)
Changes in:
Interest receivable	(100)	(81)	(62)
Interest payable	(227)	139	46
Deferred taxes	(590)	209	1,008
Equity compensation	446	774	214
Federal income tax receivable	187	601	(625)
Other assets and liabilities	381	309	786

Net cash flow from operating activities	10,164	7,993	13,134
Cash deficit from investing activities
Purchases of available-for-sale securities	(56,203)	(20,365)	(14,643)
Proceeds from sale of available-for-sale securities	5,407	13,622	21,418
Proceeds from call, maturity and principal payments on available-for-sale securities	22,192	12,184	12,173
Purchases of regulatory stock	(196)	(254)	—
Net increase in loans made to customers	(38,065)	(4,772)	(28,007)
Proceeds from bank-owned life insurance	—	403	3,808
Purchases of bank-owned life insurance	(3,000)	(2,068)	—
Contributions to partnership funds	(1,308)	(2,153)	(1,547)
Purchases of premises and equipment	(652)	(2,685)	(1,935)

Net cash deficit from investing activities	(71,825)	(6,088)	(8,733)
Cash flow (deficit) from financing activities
Net increase in deposit accounts	82,129	13,962	18,568
Net change in other short-term borrowings	(434)	(284)	(472)
Net change in Federal Home Loan Bank advances - short term	2,000	(12,000)	(20,000)
Proceeds from Federal Home Loan Bank advances - long term	6,000	14,000	8,000
Repayments of Federal Home Loan Bank advances - long term	(14,000)	(6,000)	(6,000)
Dividends paid	(2,587)	(2,184)	(2,149)
Treasury shares reissued	—	60	—
Treasury shares purchased	(3,154)	(1,336)	(1,781)

Net cash flow from (deficit) financing activities	69,954	6,218	(3,834)

Net change in cash and cash equivalents	8,293	8,123	567
Cash and cash equivalents
Beginning of period	27,815	19,692	19,125

End of period	$36,108	$27,815	$19,692

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$1,150	$—	$600
Interest	$4,036	$5,415	$4,337
Increase in ROU asset	$205	$2,061	$—
Increase in lease liability	$205	$2,061	$—

See accompanying notes to consolidated financial statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and financial reporting policies of Cortland Bancorp (the Company), and its bank subsidiary, The Cortland Savings and Banking Company (the Bank), reflect banking industry practices and conform to U.S. generally accepted accounting principles. A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank, CSB Mortgage Company, Inc. (dormant) and New Resources Leasing Co. (dormant). All significant intercompany balances and transactions have been eliminated.

Industry Segment Information: The Company and its subsidiaries operate in the domestic banking industry which accounts for substantially all of the Company’s assets, revenues and operating income. The Company, through the Bank, grants residential, consumer, and commercial loans and offers a variety of saving plans to customers located primarily in the Northeastern Ohio and Western Pennsylvania area. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore are not required to disclose any additional segment information.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Balance Sheet and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flow: Cash and cash equivalents include cash on hand and amounts due from banks, both interest and non-interest bearing. The Company reports net cash flows for customer loan transactions, deposit transactions and deposits made with other financial institutions.

Investment Securities: Investments in debt securities are classified as held-to-maturity, available-for-sale or trading. Securities classified as held-to-maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available-for-sale are those that could be sold for liquidity, investment management, or similar reasons, even though management has no present intentions to do so. Securities classified as trading are those that management has bought principally for the purpose of selling in the near term. The Company currently has no securities classified as held-to-maturity or trading.

Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders’ equity, net of tax. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Interest income includes amortization of purchase premium or discount and is amortized on the level-yield method without anticipating payments, except for U.S. Government mortgage-backed and related securities where twelve months of historical prepayments are taken into consideration.

The regulatory stock is carried at cost (its redeemable value) and the Company is required to hold such investments as a condition of membership in order to transact business with the Federal Home Loan Bank (FHLB) of Cincinnati and the Federal Reserve Bank (FRB). The stock is bought and sold based upon its par value. The stock cannot be traded or sold in any market and as such is classified as restricted stock, carried at cost (its redeemable value) and evaluated by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB and FRB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB and FRB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and FRB and (d) the liquidity position of the FHLB and FRB. The Company does not consider these investments to be other-than-temporarily impaired at December 31, 2020.

Other-than-Temporary Investment Security Impairment: Securities are evaluated periodically to determine whether a decline in value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, along with the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline in value is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable and that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Unrealized losses on available-for-sale investments have not been recognized into income. However, once a decline in value is determined to be other-than-temporary, the credit related other-than-temporary impairment (OTTI) is recognized in earnings while the non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).

Loans: Loans are stated at the principal amount outstanding net of the unamortized balance of deferred loan origination fees and costs. Deferred loan origination fees and costs are amortized as an adjustment to the related loan yield over the contractual life using the level-yield method. Interest income on loans is accrued over the term of the loans based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management determines that the collection of interest is doubtful. Generally, a loan is placed on non-accrual status once the borrower is 90 days past due on payments, or whenever sufficient information is received to question the collectability of the loan or any time legal proceedings are initiated involving a loan. Interest income accrued up to the date a loan is placed on non-accrual is reversed through interest income. Cash payments received while a loan is classified as non-accrual are recorded as a reduction to principal or reported as interest income according to management’s judgment as to the collectability of principal. A loan is returned to accrual status when either all of the principal and interest amounts contractually due are brought current and future payments are, in management’s judgment, collectable, or when it otherwise becomes well secured and in the process of collection. When a loan is charged-off, any interest accrued but not collected on the loan is charged against earnings. The same treatment is applied to impaired loans, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement.

Loans Held for Sale: The Company originates certain residential mortgage loans for sale in the secondary mortgage loan market. The Company concurrently sells the rights to service the related loans. These loans are classified as loans held for sale, and carried at the estimated fair value based on secondary market prices. Adjustments to the fair value of loans held for sale are included in “mortgage banking gains” in the Consolidated Statements of Income. Deferred fees and costs related to loans held for sale are not amortized, but included in the cost basis at the time of sale.

Allowance for Loan Losses (ALLL) and Allowance for Losses on Lending Related Commitments: Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Commercial loans and commercial real estate loans are reviewed on a regular basis with a focus on larger loans, along with loans which have experienced past payment or financial deficiencies. Larger commercial loans and commercial real estate loans are evaluated for impairment in accordance with the Bank’s loan review policy. These loans are analyzed to determine if they are impaired. All loans that are delinquent 90 days and are placed on non-accrual status are evaluated on an individual basis. Allowances for loan losses on impaired loans are determined using the estimated future cash flows of the loan, discounted to their present value using the loan’s effective interest rate, or in most cases, the estimated fair value of the underlying collateral. If the analysis indicates a collection shortfall, a specific reserve is allocated to loans on an individual basis which are reviewed for impairment. The remaining loans are evaluated and classified into groups of loans with similar risk characteristics.

Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated. Estimates of credit losses should reflect consideration of all significant factors that affect collectability of the portfolio. While historical loss experience provides a reasonable starting point, historical losses, or even recent trends in losses are not, by themselves, a sufficient basis to determine the appropriate level for the ALLL. Management will also consider any factors that are likely to cause estimated credit losses associated with the Bank’s current portfolio to differ from historical loss experience. Factors include, but are not limited to, changes in lending policies and procedures, including underwriting standards and collection, charge-offs, and recovery practices; changes in economic trends; changes in the nature and volume of the portfolio; changes in the experience and ability of lending management and the depth of staff; changes in the trend, volume and severity of past-due and classified loans, and trends in the volume of non-accrual loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; levels and trends in classification; declining trends in borrower performance; structure and lack of performance measures and migration between risk classifications.

Key risk factors and assumptions are updated to reflect actual experience and changing circumstances. While management may periodically allocate portions of the ALLL for specific problem loans, the entire ALLL is available for any charge-offs that occur.

Certain loans are evaluated individually for impairment, based on management’s best estimate of discounted cash repayments and the anticipated proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimates.

The expected loss for certain other commercial credits utilizes internal risk ratings. These loss estimates are sensitive to changes in the customer’s risk profile, the realizable value of collateral, other risk factors and the related loss experience of other credits of similar risk. Consumer credits generally employ statistical loss factors, adjusted for other risk indicators, applied to pools of similar loans stratified by asset type. These loss estimates are sensitive to changes in delinquency status and shifts in the aggregate risk profile.

The Company maintains an allowance for losses on unfunded commercial lending commitments to provide for the risk of loss inherent in these arrangements. The allowance is computed using a methodology similar to that used to determine the allowance for loan losses. This allowance is reported as a liability on the Consolidated Balance Sheets within other liabilities, while the corresponding provision for these losses is recorded as a component of other operating expense.

Loan Charge-off Policies: Consumer loans are generally fully or partially charged down to the fair value of collateral securing the asset prior to the loan becoming 180 days past due, unless the loan is well secured and in the process of collection. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Troubled Debt Restructurings (TDR): A loan is classified as a TDR when management grants a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, except in situations of economic difficulties. Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches non-accrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate allowance for loans that are identified as impaired through a TDR. These loans are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful lives (5 to 40 years) of the various assets. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or deed-in-lieu of foreclosure is included in other assets on the Consolidated Balance Sheets. Such real estate is carried at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected as a valuation allowance through a charge to income. Costs of significant property improvements are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

Cash Surrender Value of Life Insurance: Bank-owned life insurance (BOLI) represents life insurance on the lives of certain Company employees, officers and directors who have provided positive consent allowing the Company to be the co-beneficiary of such policies. Since the Company is the owner of the insurance policies, increases in the cash value of the policies, as well as its share of insurance proceeds received, are recorded in noninterest income, and are not subject to income taxes. The cash surrender value of the policies is included on the Consolidated Balance Sheets. The Company reviews the financial strength of the insurance carriers prior to the purchase of BOLI and quarterly thereafter. The amount of BOLI with any individual carrier is limited to 15% of Tier I Capital. The Company has purchased BOLI to provide a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields.

Endorsement Split-Dollar Life Insurance Arrangement: The Company maintains a liability for the death benefit promised under split-dollar life insurance arrangements.

Derivative Instruments: The Company enters into contracts for the future delivery of residential mortgage loans when interest rate locks are entered into in order to economically hedge potential adverse effects of changes in interest rates. These contracts are derivative instruments. All derivative instruments are recognized as either other assets or other liabilities at fair value in the Consolidated Balance Sheets.

Advertising and Marketing: The Company expenses advertising and marketing costs as incurred.

Income Taxes: A deferred tax liability or asset is determined at each balance sheet date. It is measured by applying currently enacted tax laws to future amounts that result from differences in the financial statement and tax bases of assets and liabilities.

Other Comprehensive Income (Loss): Accumulated other comprehensive income (loss) for the Company is comprised of unrealized holding (losses) gains on available-for-sale securities, net of tax, and post-retirement obligations.

Per Share Amounts: Earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price for the period. The common stock equivalents are derived from unvested restricted share awards.

The following table sets forth the computation of basic earnings per common share:

	Years ended December 31,
	2020	2019	2018
Net income (amounts in thousands)	$8,263	$7,282	$8,835
Weighted average common shares outstanding	4,185,687	4,340,775	4,357,760
Net effect of dilutive common share equivalents	10,986	8,698	6,474

Adjusted average shares outstanding - dilutive	4,196,673	4,349,473	4,364,234

Basic earnings per share	$1.97	$1.68	$2.03
Dilutive earnings per share	$1.97	$1.68	$2.03

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded if and when they are funded.

Revenue Recognition: Effective January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers – Topic 606 and all subsequent ASUs that modified ASC 606. The Company has elected to apply the standard utilizing the modified retrospective approach with a cumulative effect of adoption for the impact from uncompleted contracts at the date of adoption. The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods.

The primary sources of revenue emanating from interest income on loans and investments along with noninterest revenue resulting from investment security gains, gains on the sale of loans, earnings on bank owned life insurance, wealth management and other non-interest income are not within the scope of ASC 606.

The main types of non-interest income within the scope of the standard are as follows:

Service charges on deposit accounts – The Company has contracts with its deposit customers where fees are charged if the account balance falls below predetermined levels defined as compensating balances. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include non-sufficient fund fees, overdraft fees, continuous overdraft fees and other fees such as stop payment fees. All of these fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time, namely at the completion of the requested service/transaction.

Fees, exchange, and other service charges – This is primarily comprised of debit card income, ATM fees, merchant services income, and other service charges. Debit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit card transactions, in addition to account management fees. Other service charges include cashier’s checks, check charges and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Gains (losses) on sale of other real estate owned – Gains and losses are recognized at the completion of the property sale when the buyer obtains control of the real estate and all of the performance obligations of Company have been satisfied. Evidence of the buyer obtaining control of the asset include transfer of the property title, physical possession of the asset, and the buyer obtaining control of the risks and rewards related to the asset. In situations where the Company agrees to provide financing to facilitate the sale, additional analysis is performed to ensure that the contract for sale identifies the buyer and seller, the asset to be transferred, payment terms, and that the contract has a true commercial substance and that collection of amounts due from the buyer is reasonable. In situations where financing terms are not reflective of current market terms, the transaction price is discounted impacting the gain/loss and the carrying value of the asset.

Other non-interest income – Primarily consists of revenue streams that are largely transactional based and in which the revenue is recognized upon completion of the transaction.

The following table depicts the disaggregation of revenue derived from contracts with customers to depict the nature, amount, timing, and uncertainty of revenue and cash flows.

	(Amounts in thousands)
	Years Ended December 31,
	2020	2019
Service charges on deposit accounts:
Overdraft fees	$730	$1,057
Service charges	428	411
Other fees	13	16
Fees, exchange, and other service charges	932	828
Other non-interest income	963	808

Non-interest income (in-scope of Topic 606)	3,066	3,120
Non-interest income (out-of-scope of Topic 606)	4,434	1,902

Total non-interest income	$7,500	$5,022

Reclassifications: Certain items in the financial statements for 2019 and 2018 have been reclassified to conform to the 2020 presentation. Such reclassifications did not affect net income or shareholders’ equity.

Authoritative Accounting Guidance:

In June 2016, the FASB issued ASU (Accounting Standard Update) 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be affected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. With certain exceptions, transition to the new requirements will be through a cumulative-effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This Update is effective for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We expect to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40). This Update addresses customers’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. This Update did not have a significant impact on the Company’s financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses (Topic 326), which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for applying the fair value option in ASC 825-10.3. The election must be applied on an instrument by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted the credit losses standard, the ASU is effective when they implement the credit losses standard. For entities that already have adopted the credit losses standard, the ASU is effective for fiscal years beginning after December 15,2019, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt ASU 2016-13.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. For entities that have not yet adopted ASU 2016-13 as of November 26, 2019, the effective dates for ASU 2019-11 are the same as the effective dates and transition requirements in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-11 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), to simplify the accounting for income taxes, change the accounting for certain tax transactions, and make minor improvements to the codification. This Update provides a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and provides guidance to evaluate whether a step-up in tax basis of goodwill relates to a business combination in which book goodwill was recognized or was a separate transaction. The Update also changes current guidance for making an intraperiod allocation if there is a loss in continuing operations and gains outside of continuing operations, determining when a deferred tax liability is recognized after an investor in a foreign entity transitions to or from the equity method of accounting, accounting for tax law changes and year-to-date losses in interim periods, and determining how to apply the income tax guidance to franchise taxes that are partially based on income. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), to clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting, for the purposes of applying the measurement alternative, in accordance with Topic 321, immediately before applying or upon discontinuing the equity method. The amendments also clarify that, for the purpose of applying paragraph 815-10-15-141 (a), an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option, in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments. This ASU was issued to improve and clarify various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven issues that describe the areas of improvement and the related amendments to GAAP; they are intended to make the standards easier to understand and apply and to eliminate inconsistencies, and they are narrow in scope and are not expected to significantly change practice for most entities. Among its provisions, the ASU clarifies that all entities, other than public business entities that elected the fair value option, are required to provide certain fair value disclosures under ASC 825, Financial Instruments, in both interim and annual financial statements. It also clarifies that the contractual term of a net investment in a lease under Topic 842 should be the contractual term used to measure expected credit losses under Topic 326. Amendments related to ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is not permitted before an entity’s adoption of ASU 2016-01. Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Amendments related to ASU 2016-13 for entities that have adopted that guidance are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. Other amendments are effective upon issuance of this ASU. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a onetime election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. It is too early to predict whether a new rate index replacement and the adoption of the ASU will have a material impact on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables – Nonrefundable Fees and Other Costs, which clarifies that, for each reporting period, an entity should reevaluate whether a callable debt security is within the scope of ASC 310-20-35-33. For public business entities, ASU 2020-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is not permitted. For all other entities, ASU 2020-08 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. This Update is not expected to have a significant impact on the Company’s financial statements.

In October 2020, the FASB issued ASU 2020-09, Debt (Topic 470): Amendments to SEC Paragraphs Pursuant to SEC Release No. 33-10762, which codifies, as appropriate, the amended financial statement disclosure requirements in Regulation S-X Rules 13-01 and 13-02. The amendments are effective January 4, 2021. This Update did not have a significant impact on the Company’s financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), which provides optional temporary guidance for entities transitioning away from the London Interbank Offered Rate (LIBOR) and other interbank offered rates (IBORs) to new references rates so that derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions within Topic 848. ASU 2021-01 clarifies that the derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions in Topic 848. ASU 2021-01 is effective immediately for all entities. Entities may elect to apply the amendments on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued. The amendments in this update do not apply to contract modifications made, as well as new hedging relationships entered into, after December 31, 2022, and to existing hedging relationships evaluated for effectiveness for periods after December 31, 2022, except for certain hedging relationships existing as of December 31, 2022, that apply certain optional expedients in which the accounting effects are recorded through the end of the hedging relationship. This Update is not expected to have a significant impact on the Company’s financial statements.

NOTE 2 – INVESTMENT SECURITIES

The following is a summary of investment securities available-for-sale and regulatory stock:

	(Amounts in thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2020
Obligations of states and political subdivisions	$83,007	$5,074	$—	$88,081
U.S. Government-sponsored mortgage-backed securities	68,677	1,015	96	69,596
U.S. Government-sponsored collateralized mortgage obligations	4,680	91	3	4,768
U.S. Government-guaranteed small business administration pools	5,298	132	—	5,430

Total investment securities available-for-sale	$161,662	$6,312	$99	$167,875

Federal Home Loan Bank (FHLB) stock	$2,805	$—	$—	$2,805
Federal Reserve Bank (FRB) stock	226	—	—	226

Total regulatory stock	$3,031	$—	$—	$3,031

	(Amounts in thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2019
U.S. Government agencies and corporations	$3,348	$1	$39	$3,310
Obligations of states and political subdivisions	67,794	1,853	21	69,626
U.S. Government-sponsored mortgage-backed securities	48,566	75	404	48,237
U.S. Government-sponsored collateralized mortgage obligations	8,447	78	44	8,481
U.S. Government-guaranteed small business administration pools	6,576	—	99	6,477

Total investment securities available-for-sale	$134,731	$2,007	$607	$136,131

Federal Home Loan Bank (FHLB) stock	$2,609	$—	$—	$2,609
Federal Reserve Bank (FRB) stock	226	—	—	226

Total regulatory stock	$2,835	$—	$—	$2,835

The amortized cost and fair value of debt securities at December 31, 2020, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Amounts in thousands)
	Amortized Cost	Fair Value

Due in one year or less	$—	$—
Due after one year through five years	5,541	5,674
Due after five years through ten years	1,287	1,350
Due after ten years	81,477	86,487

Total	88,305	93,511
U.S. Government-sponsored mortgage-backed and related securities	73,357	74,364

Total investment securities available for sale	$161,662	$167,875

The following table sets forth the proceeds, gains and losses realized on securities sold or called for each of the years ended December 31:

	(Amounts in thousands)
	2020	2019	2018

Proceeds on securities sold	$5,407	$13,622	$21,418
Gross realized gains	149	82	123
Gross realized losses	9	126	144

Investment securities with a carrying value of approximately $74.3 million at December 31, 2020 and $59.0 million at December 31, 2019 were pledged to secure deposits and for other purposes. The remaining securities provide an adequate level of liquidity.

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2020:

	(Amounts in thousands)
	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$—	$—	$—	$—	$—	$—
Obligations of states and political subdivisions	—	—	—	—	—	—
U.S. Government-sponsored mortgage-backed securities	21,028	96	—	—	21,028	96
U.S. Government-sponsored collateralized mortgage obligations	794	3	—	—	794	3
U.S. Government-guaranteed small business administration pools	—	—	—	—	—	—

Total	$21,822	$99	$—	$—	$21,822	$99

The above table represents 7 investment securities where the fair value is less than the related amortized cost.

The following is a summary of the fair value of securities with unrealized losses and an aging of those unrealized losses at December 31, 2019:

	(Amounts in thousands)
	Less than 12 Months		12 Months or More		Total

	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies and corporations	$2,961	$39	$—	$—	$2,961	$39
Obligations of states and political subdivisions	263	1	1,332	20	1,595	21
U.S. Government-sponsored mortgage-backed securities	—	—	34,124	404	34,124	404
U.S. Government-sponsored collateralized mortgage obligations	931	7	3,944	37	4,875	44
U.S. Government-guaranteed small business administration pools	5,600	78	877	21	6,477	99

Total	$9,755	$125	$40,277	$482	$50,032	$607

The above table represents 32 investment securities where the current value is less than the related amortized cost.

The unrealized losses at December 31, 2020 on the Company’s investments were caused by changes in market rates and related spreads. The significant decrease in unrealized losses occurred throughout 2020 commensurate with the reduction of interest rates, both domestically and globally. It is expected that the securities would not be settled at less than the amortized cost of the Company’s investment because the decline in fair value is attributable to changes in interest rates and relative spreads and not credit quality. Also, the Company does not intend to sell those investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. The Company does not consider these investments to be other-than-temporarily impaired at December 31, 2020.

Securities Deemed to be Other-Than-Temporarily Impaired

The Company reviews investment debt securities on an ongoing basis for the presence of other-than-temporary impairment (OTTI) with formal reviews performed quarterly.

For debt securities in an unrealized loss position, management assesses whether (a) it has the intent to sell the debt security or (b) it is more-likely-than-not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an OTTI on the security must be recognized.

In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more-likely-than-not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the Company presents the amount of the OTTI recognized in the Consolidated Statements of Income.

In these instances, the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total OTTI related to the credit loss is recognized in earnings. The amount of the total impairment related to all other factors is recognized in other comprehensive income. The total other-than-temporary impairment is presented in the Consolidated Statements of Income with an offset for the amount of the total other-than-temporary impairment that is recognized in other comprehensive income.

The following provides a cumulative rollforward of credit losses recognized in earnings for trust preferred securities previously held.

	(Amounts in thousands)
	December 31,
	2020	2019	2018

Beginning impairment balance	$—	$—	$140
Reduction for debt securities for which other-than-temporary impairment has been previously recognized and there is no related other comprehensive income	—	—	—
Credit losses on debt securities for which other-than-temporary impairment has not been previously recognized	—	—	—
Additional credit losses on debt securities for which other-than-temporary impairment was previously recognized	—	—	—
Sale of debt securities	—	—	(140)

Ending impairment balance	$—	$—	$—

At December 31, 2020, there were no investment securities considered to be in non-accrual status due to the delay in the collection of interest payments. The above sale was comprised of two trust preferred securities which were disposed of in the second quarter of 2018.

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES

The Company, through the Bank, grants residential, consumer and commercial loans to customers located primarily in Northeastern Ohio and Western Pennsylvania.

The following represents the composition of the loan portfolio for the period ending:

	(Amounts in thousands)
	December 31,
	2020		2019

	Balance	%	Balance	%

Commercial	$132,419	23.8	$99,864	19.3
Commercial real estate	317,537	57.0	302,084	58.2
Residential real estate	79,169	14.2	87,172	16.8
Consumer - home equity	24,062	4.3	25,856	5.0
Consumer - other	3,573	0.7	3,740	0.7

Total loans	$556,760	100.0	$518,716	100.0

During 2020 the Company participated in the Paycheck Protection Program (“PPP”), administered directly by the U.S. Small Business Administration (“SBA”). The PPP provides loans to small businesses who were affected by economic conditions as a result of COVID-19 to provide cash-flow assistance to employers who maintain their payroll (including healthcare and certain related expenses), mortgage interest, rent, leases, utilities and interest on existing debt during the COVID-19 emergency. During 2020, the Company originated $56.3 million in PPP loans and as of December 31, 2020, the Company had outstanding principal balances of $45.3 million. The PPP loans are fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds are used to cover eligible payroll costs, interest costs, rent, and utility costs over a period of up to 24 weeks after the loan is made as long as certain conditions are met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Company. PPP loans are included in the Commercial loan category.

In accordance with the SBA terms and conditions on these PPP loans, the Company received approximately $2.2 million in fees associated with the processing of these loans. Upon funding of the loan, these fees were deferred and are amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2. Fees of $990,000 were recognized in 2020.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented loans in the portfolio by product type. Loans are segmented into the following pools: commercial loans, commercial real estate loans, residential real estate loans and consumer loans. The pools of commercial real estate loans and commercial loans are also broken down further by industry sectors when analyzing the related pools. Using the largest concentrations as the qualifier, these industry sectors include non-residential buildings; skilled nursing and nursing care; residential real estate lessors, agents and managers; hotel and motels, and trucking. The Company also sub-segments the consumer loan portfolio into the following two classes: home equity loans and other consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over multiple periods for all portfolio segments. Management evaluates these results and utilizes the most reflective period in the calculation. Certain qualitative factors are then added to the historical allocation percentage to determine the adjusted factor.

These factors include, but are not limited to, the following:

Factor Considered:	Risk Trend:
Levels of and trends in (a) charge-offs, (b) classifications and (c) non-accruals	(a) Stable, (b) Increasing, (c) Stable
Trends in volume and terms	Stable
Changes in lending policies and procedures	Stable
Experience, depth and ability of management, including loan review function	Stable
Economic trends, including valuation of underlying collateral	Increasing
Concentrations of credit	Increasing
Effect of COVID-19 pandemic	Increasing

The following factors are analyzed and applied to loans internally graded with higher risk credit in addition to the above factors for non-classified loans:

Factor Considered:	Risk Trend:
Levels and trends in classification	Increasing
Declining trends in financial performance	Increasing
Structure and lack of performance measures	Increasing
Migration between risk categories	Increasing

The provision charged to operations can be allocated to a loan classification either as a positive or negative value as a result of any material changes to: net charge-offs or recoveries which influence the historical allocation percentage, qualitative risk factors or loan balances.

The following is an analysis of changes in the allowance for loan losses for the periods ended:

	(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total

December 31, 2020
Balance at beginning of period	$1,756	$2,130	$334	$104	$141	$4,465
Loan charge-offs	(2)	—	—	—	(191)	(193)
Recoveries	8	19	25	1	119	172

Net loan recoveries (charge-offs)	6	19	25	1	(72)	(21)
Provision charged to operations	135	1,377	16	(4)	51	1,575

Balance at end of period	$1,897	$3,526	$375	$101	$120	$6,019

	(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total

December 31, 2019
Balance at beginning of period	$1,232	$2,414	$314	$115	$123	$4,198
Loan charge-offs	(231)	(40)	(78)	—	(205)	(554)
Recoveries	28	—	—	2	76	106

Net loan recoveries (charge-offs)	(203)	(40)	(78)	2	(129)	(448)
Provision charged to operations	727	(244)	98	(13)	147	715

Balance at end of period	$1,756	$2,130	$334	$104	$141	$4,465

	(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total

December 31, 2018
Balance at beginning of period	$1,591	$2,702	$117	$70	$98	$4,578
Loan charge-offs	(1,163)	—	—	—	(175)	(1,338)
Recoveries	—	166	3	5	59	233

Net loan recoveries (charge-offs)	(1,163)	166	3	5	(116)	(1,105)
Provision charged to operations	804	(454)	194	40	141	725

Balance at end of period	$1,232	$2,414	$314	$115	$123	$4,198

In 2020, the increase in the allowance is a result of stress on our loan portfolio from the increase in unemployment and other negative effects of the coronavirus pandemic. Based on current economic indicators, the Company increased the economic qualitative factors within the allowance for loan losses evaluation. Relative to the number of requests for modifications and deferrals from commercial borrowers, additional COVID-19 factors were applied to these loans after segmenting into industry classifications. Such requests from consumers were insignificant. The amount of net charge-offs also impacts the provision charged to operations for any category of loans. Charge-offs affect the historical rate applied to each category, and the amount needed to replenish the amount charged-off, which primarily impacted consumer loans. The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date.

In 2019, the allowance for commercial loans includes an amount for a single loan impairment, otherwise the provision decreased modestly from the prior year. The decrease in the provision for commercial real estate loans is due mainly to a decrease in the concentration of credit factor. The segmentation of the commercial real estate loan portfolio into its five largest concentrations resulted in lower allocations to those segments. The residential real estate, consumer-home equity and other household provisions remained fairly constant.

In 2018, the commercial charge-off is related to loans that were restructured with no principal forgiveness with a new borrowing relationship, but with a substantial concession in interest rate. The below market rate triggered recognition of a charge-off equivalent to the difference in present value of loan payments discounted at the market rate of interest. The charged off amount of $1.1 million is recorded as a loan discount. As loan payments are made, interest will be recognized at the market rate versus the negotiated rate via the amortization of the discount over the various lives of the loans. There was $625,000 in specific reserve previously allocated to these loans at December 31, 2018.

The following tables present a full breakdown by portfolio classification of the allowance for loan losses and the recorded investment in loans for the periods ended December 31, 2020 and 2019:

	(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total

December 31, 2020
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$579	$—	$—	$—	$—	$579
Collectively evaluated for impairment	1,318	3,526	375	101	120	5,440

Total ending allowance balance	$1,897	$3,526	$375	$101	$120	$6,019

Loan Portfolio:
Individually evaluated for impairment	$4,584	$2,428	$—	$—	$—	$7,012
Collectively evaluated for impairment	127,835	315,109	79,169	24,062	3,573	549,748

Total ending loan balance	$132,419	$317,537	$79,169	$24,062	$3,573	$556,760

	(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total

December 31, 2019
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$579	$—	$—	$—	$—	$579
Collectively evaluated for impairment	1,177	2,130	334	104	141	3,886

Total ending allowance balance	$1,756	$2,130	$334	$104	$141	$4,465

Loan Portfolio:
Individually evaluated for impairment	$4,909	$2,940	$—	$—	$—	$7,849
Collectively evaluated for impairment	94,955	299,144	87,172	25,856	3,740	510,867

Total ending loan balance	$99,864	$302,084	$87,172	$25,856	$3,740	$518,716

The following tables represent credit exposures by internally assigned grades for years ended December 31, 2020 and 2019, respectively. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. Within this category, there are grades of exceptional, quality, acceptable and pass monitor.

•	Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset but with the severity which makes collection in full highly questionable and improbable, based on existing circumstances.

•

Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted. This rating does not mean that the assets have no recovery or salvage value but rather that the assets should be charged off now, even though partial or full recovery may be possible in the future.

The following is a summary of credit quality indicators by internally assigned grade as of December 31, 2020 and 2019.

	(Amounts in thousands)
	Commercial	Commercial real estate

December 31, 2020
Pass	$119,689	$285,086
Special Mention	2,506	15,453
Substandard	10,224	16,998

Ending Balance	$132,419	$317,537

	(Amounts in thousands)
	Commercial	Commercial real estate

December 31, 2019
Pass	$83,114	$275,763
Special Mention	6,273	21,995
Substandard	10,477	4,326

Ending Balance	$99,864	$302,084

The increase in substandard commercial real estate balances in 2020 are primarily loans in the hotel industry negatively affected by the pandemic.

The Company evaluates the classification of consumer, home equity and residential loans primarily on a pooled basis. If the Company becomes aware that adverse or distressed conditions exist that may affect a particular loan, the loan is downgraded following the above definitions of special mention and substandard. Nonaccrual loans in these categories are evaluated for charge off or charge down, and the remaining balance has the same allowance factor as pooled loans.

The following is a summary of consumer credit exposure as of December 31, 2020 and 2019.

	(Amounts in thousands)
	Residential real estate	Consumer - home equity	Consumer - other

December 31, 2020
Performing	$78,684	$23,932	$3,573
Nonperforming	485	130	—

Total	$79,169	$24,062	$3,573

	(Amounts in thousands)
	Residential real estate	Consumer - home equity	Consumer - other

December 31, 2019
Performing	$86,703	$25,709	$3,740
Nonperforming	469	147	—

Total	$87,172	$25,856	$3,740

Loans are considered to be nonperforming when they become 90 days past due or on nonaccrual status, though the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed in non-accrual status, previously accrued but unpaid interest is recorded against interest income. Loans in foreclosure are considered nonperforming. At December 31, 2020, there were $604,000 of loans in the process of foreclosure.

The following is a summary of classes of loans on non-accrual status as of:

	(Amounts in thousands)
	December 31,
	2020	2019

Commercial	$889	$1,152
Commercial real estate	404	566
Residential real estate	485	469
Consumer:
Consumer - home equity	130	147
Consumer - other	—	—

Total	$1,908	$2,334

Gross income that should have been recorded in income on nonaccrual loans was $100,000, $210,000 and $191,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Actual interest included in income on these nonaccrual loans amounts to $21,000, $46,000 and $42,000 in 2020, 2019 and 2018, respectively.

Troubled Debt Restructuring

Nonperforming loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

There were no loans modified as TDRs during the years ended December 31, 2020 and 2019. The following presents, by class, information related to loans modified in a TDR during the period ended December 31, 2018.

	(Dollar amounts in thousands) December 31, 2018
	Number of contracts	Pre- modification recorded investment	Post- modification recorded investment	Increase in the allowance

Commercial	7	$5,373	$4,210	$—

Total restructured loans	7	$5,373	$4,210	$—

Subsequently defaulted	—	$—

The seven commercial loans were all to one new borrowing relationship. The loans were restructured with no principal forgiveness, but with a substantial concession in interest rate. The below market rate triggered recognition of a charge-off equivalent to the difference in present value of loan payments discounted at the market rate of interest. The charged off amount of $1.1 million is recorded as loan discount. As loan payments are made, interest will be recognized at the market rate versus the negotiated rate via the amortization of the discount over the various lives of the loans.

On March 22, 2020, federal banking regulators issued an interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the Coronavirus Disease 2019 (COVID-19) pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments as of December 31, 2019. The agencies confirmed in working with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs.

As of December 31, 2020, we had 9 commercial loans aggregating $18 million, deferring principal and/or interest for periods ranging from 90 to 180 days. All of these loans were performing in accordance with their terms prior to modification, are currently performing, and are in conformance with the guidelines of the CARES Act. Since April 2020, 118 prior modifications aggregating $105 million have returned to full payment status. For further discussion, see Significant Developments Impact of COVID-19 section of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The following is an aging analysis of the recorded investment of past due loans as of the periods ended December 31, 2020 and 2019:

	(Amounts in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

December 31, 2020
Commercial	$—	$—	$889	$889	$131,530	$132,419	$—
Commercial real estate	—	—	115	115	317,422	317,537	—
Residential real estate	—	33	398	431	78,738	79,169	—
Consumer:
Consumer - home equity	29	—	55	84	23,978	24,062	—
Consumer - other	9	—	—	9	3,564	3,573	—

Total	$38	$33	$1,457	$1,528	$555,232	$556,760	$—

	(Amounts in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing

December 31, 2019
Commercial	$1	$—	$1,152	$1,153	$98,711	$99,864	$—
Commercial real estate	—	—	253	253	301,831	302,084	—
Residential real estate	5	214	454	673	86,499	87,172	—
Consumer:
Consumer - home equity	24	25	123	172	25,684	25,856	—
Consumer - other	14	—	—	14	3,726	3,740	—

Total	$44	$239	$1,982	$2,265	$516,451	$518,716	$—

An impaired loan is a loan on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. However, an insignificant delay or insignificant shortfall in amount of payments on a loan does not indicate that the loan is impaired.

When a loan is determined to be impaired, impairment should be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. However, as a practical expedient, the Company will measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

The following are the criteria for selecting individual loans / relationships for impairment analysis. Non-homogenous loans which meet the criteria below are evaluated quarterly.

•	All borrowers whose loans are classified doubtful by examiners and internal loan review

•	All loans on non-accrual status

•	Any loan in foreclosure

•	Any loan with a specific reserve

•	Any loan determined to be collateral dependent for repayment

•	Loans classified as troubled debt restructuring

Commercial loans and commercial real estate loans evaluated for impairment are excluded from the general pool of loans in the ALLL calculation regardless if a specific reserve was determined. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

The following table presents the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, at December 31, 2020 and 2019. Also presented are the average recorded investments in the impaired balances and interest income recognized after impairment for the years ended December 31, 2020, 2019 and 2018.

	(Amounts in thousands)
	Recorded Investment	Unpaid Principal Balance	Related Allowance

December 31, 2020
With no related allowance recorded:
Commercial	$3,774	$4,700	$—
Commercial real estate	2,428	2,428	—
With an allowance recorded:
Commercial	810	810	579
Commercial real estate	—	—	—

Total:
Commercial	$4,584	$5,510	$579

Commercial real estate	$2,428	$2,428	$—

	(Amounts in thousands)
	Recorded Investment	Unpaid Principal Balance	Related Allowance

December 31, 2019
With no related allowance recorded:
Commercial	$3,925	$4,946	$—
Commercial real estate	2,940	2,940	—
With an allowance recorded:
Commercial	984	984	579
Commercial real estate	—	—	—

Total:
Commercial	$4,909	$5,930	$579

Commercial real estate	$2,940	$2,940	$—

	(Amounts in thousands)
	Average Recorded Investment	Interest Income Recognized

December 31, 2020
With no related allowance recorded:
Commercial	$3,838	$154
Commercial real estate	2,651	155
With an allowance recorded:
Commercial	840	—
Commercial real estate	—	—

Total:
Commercial	$4,678	$154

Commercial real estate	$2,651	$155

	(Amounts in thousands)
	Average Recorded Investment	Interest Income Recognized

December 31, 2019
With no related allowance recorded:
Commercial	$4,298	$300
Commercial real estate	3,108	195
With an allowance recorded:
Commercial	823	—
Commercial real estate	—	—

Total:
Commercial	$5,121	$300

Commercial real estate	$3,108	$195

	(Amounts in thousands)
	Average Recorded Investment	Interest Income Recognized

December 31, 2018
With no related allowance recorded:
Commercial	$4,231	$25
Commercial real estate	4,405	293
With an allowance recorded:
Commercial	911	46
Commercial real estate	—	—

Total:
Commercial	$5,142	$71

Commercial real estate	$4,405	$293

NOTE 4 – PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

	(Amounts in thousands)
	December 31,

	2020	2019

Land	$2,984	$2,984
Premises	12,693	12,493
Equipment	10,805	11,083
Leasehold improvements	610	695

Total premises and equipment	27,092	27,255
Less accumulated depreciation	15,399	15,237

Net book value	$11,693	$12,018

Depreciation expense was $940,000 in 2020, $869,000 in 2019 and $771,000 in 2018.

NOTE 5 – DEPOSITS

The following is a summary of interest-bearing deposits:

	(Amounts in thousands)
	December 31,

	2020	2019

Demand	$85,874	$55,421
Money market	188,740	176,733
Savings	130,333	110,864
Time:
In denominations $250,000 or under	75,616	119,211
In denominations of over $250,000	21,448	22,812

Total	$502,011	$485,041

Stated maturities of time deposits were as follows:

(Amounts in thousands)
2020
2021	$79,097
2022	7,374
2023	5,563
2024	1,012
2025	866
2026 and beyond	3,152

Total	$97,064

The following is a summary of time deposits of $100,000 or more by remaining maturities:

	(Amounts in thousands)
	December 31, 2020

	Certificates of Deposit	Other Time Deposits	Total

Three months or less	$16,814	$2,448	$19,262
Three to six months	17,849	984	18,833
Six to twelve months	5,721	1,948	7,669
One through five years	5,046	225	5,271
Over five years	1,664	—	1,664

Total	$47,094	$5,605	$52,699

NOTE 6 – FEDERAL HOME LOAN BANK (FHLB) ADVANCES AND OTHER SHORT-TERM BORROWINGS

The following is a summary of FHLB advances and other short-term borrowings:

		(Amounts in thousands)
		December 31,

	Weighted Average Interest Rate	2020	2019

FHLB advances - long-term:
Fixed rate payable and convertible fixed rate FHLB advances, with monthly interest payments:
Due in 2020	—%	$—	$6,000
Due in 2021	0.76%	4,000	8,000
Due in 2022	0.84%	2,000	—
Due in 2026	0.96%	5,000	5,000
Due in 2029	0.96%	5,000	5,000

Total FHLB advances - long-term	0.89%	16,000	24,000
FHLB advances - short-term:
Short-term	0.81%	2,000	—
Total FHLB advances	0.88%	18,000	24,000

Other short-term borrowings:
Securities sold under repurchase agreements	0.32%	1,488	1,922

Total FHLB advances and other short-term borrowings	0.84%	$19,488	$25,922

The following is a summary of FHLB advances – short term:

	(Amounts in thousands)

	2020	2019	2018

Average balance during the year	$3,992	$4,786	$18,899
Average interest rate during the year	0.30%	2.70%	1.98%
Maximum month-end balance during the year	$7,000	$16,000	$30,000
Weighted average interest rate at year end	0.81%	—%	2.47%

At December 31, 2020, FHLB advances were collateralized by FHLB stock owned by the Bank with a carrying value of $2.8 million, a blanket lien against the Bank’s qualified mortgage loan portfolio of $84.7 million, $4.2 million in mortgage-backed securities and $2.6 million in U.S. Government-guaranteed small business administration pools. In comparison, in the prior year FHLB advances were collateralized by FHLB stock owned by the Bank with a carrying value of $2.6 million, a blanket lien against the Bank’s qualified mortgage loan portfolio of $90.7 million, $4.9 million in mortgage-backed securities and $3.1 million in U.S. Government-guaranteed small business administration pools. Maximum borrowing capacities from FHLB totaled $39.0 million and $44.9 million at December 31, 2020 and 2019, respectively.

At both December 31, 2020 and December 31, 2019, there were $10.0 million of FHLB fixed rate advances that were putable on or after certain specified dates at the option of the FHLB. Should the FHLB elect to exercise the put, the Company is required to pay the advance off on that date without penalty.

The following is a summary of other short-term borrowings:

	(Amounts in thousands)

	2020	2019	2018

Average balance during the year	$1,720	$1,493	$1,679
Average interest rate during the year	0.35%	0.33%	0.33%
Maximum month-end balance during the year	$3,328	$1,922	$2,206
Weighted average interest rate at year end	0.32%	0.34%	0.34%

Securities sold under repurchase agreements represent arrangements the Bank has entered into with certain deposit customers within its local market areas. These borrowings are collateralized with securities. At December 31, 2020 and 2019, securities allocated for this purpose, owned by the Bank and held in safekeeping accounts at independent correspondent banks, amounted to $4.1 million and $2.8 million, respectively.

The following table provides additional detail regarding other short-term borrowings:

	(Amounts in thousands)
	Repurchase Agreements (Sweep)
	Accounted for as Secured Borrowings

	At December 31, 2020	At December 31, 2019

	Remaining Contractual Maturity of the Agreements

	Overnight and Continuous	Overnight and Continuous

Repurchase agreements:
U.S. Government-sponsored mortgage-backed securities	$4,065	$2,750

Total collateral carrying value	$4,065	$2,750

Total other short-term borrowings	$1,488	$1,922

NOTE 7 – SUBORDINATED DEBT

In July 2007, a trust formed by the Company issued $5.0 million of floating rate trust preferred securities as part of a pooled offering of such securities due December 2037. The Company owns all $155,000 of the common securities issued by the trust. The securities bear interest at the 3-month LIBOR rate plus 1.45%. The rates at December 31, 2020 and 2019 were 1.67% and 3.34%, respectively. The Company issued subordinated debentures to the trust in exchange for the proceeds of the trust preferred offering. The debentures represent the sole assets of this trust. The Company may redeem the subordinated debentures, in whole or in part, at par.

The trust is not consolidated with the Company’s financial statements. Accordingly, the Company does not report the securities issued by the trust as liabilities, but instead reports as liabilities the subordinated debentures issued by the Company and held by the trust. The subordinated debentures qualify as Tier 1 capital for regulatory purposes in determining and evaluating the Company’s capital adequacy.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Historically, the Bank has been required to maintain a certain level of aggregate cash reserves in order to satisfy federal regulatory requirements. These reserves could be held in useable vault cash and interest-earning balances at the Federal Reserve Bank of Cleveland. At December 31, 2019, the Bank was required to maintain $6.0 million in cash reserves. However, in March 2020 in response to the Covid-19 pandemic, the Federal Reserve eliminated the reserve requirement.

The Bank grants commercial and industrial loans, commercial and residential mortgage loans, and consumer loans to customers in Northeastern Ohio and Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions. Approximately 8.4% of total loans are unsecured at December 31, 2020 and approximately 0.23% at December 31, 2019. The increase from the prior year is due to loans granted under the PPP that are fully guaranteed by the SBA, as previously disclosed.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the Consolidated Balance Sheets. The contract or notional amounts on those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

In the event of nonperformance by the other party, the Company’s exposure to credit loss on these financial instruments is represented by the contract or notional amount of the instrument. The Company uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. The amount and nature of collateral obtained, if any, is based on management’s credit evaluation.

The following is a summary of such contractual commitments:

	(Amounts in thousands)
	December 31,

	2020	2019

Commitments to extend credit:
Fixed rate	$25,201	$19,755
Variable rate	78,706	75,147
Standby letters of credit	3,870	3,905

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Generally, these financial arrangements have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. The increase in commitments is in line with the Company’s increased focus on commercial and industrial lending, and specifically lines of credit.

The Company also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice.

The following table is a summary of overdraft protection for the periods indicated:

	(Amounts in thousands)
	December 31,

	2020	2019

Overdraft protection available on depositors’ accounts	$8,010	$8,070
Balance of overdrafts included in loans	137	130
Average daily balance of overdrafts	365	112
Average daily balance of overdrafts as a percentage of available	4.56%	1.39%

Customer Derivatives - Interest Rate Swaps/Floors – The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure through the customer agreement. The interest rate swaps with both the customers and third parties are not designated as hedges under FASB ASC 815 and are not marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. There was no effect on earnings in any periods presented. At December 31, 2020, based upon the swap contract values, the company had four U.S. Government-sponsored mortgage-backed securities pledged for collateral on its interest rate swaps with a third-party financial institution with a fair value $4.7 million. At December 31, 2019, based upon the swap contract values, the company had two U.S. Government-sponsored mortgage-backed securities pledged for collateral on its interest rate swaps with a third-party financial institution with a fair value $2.8 million.

Summary information regarding these derivatives is presented below:

		(Amounts in thousands)

	Notional Amount				Fair Value

	December 31,				December 31,

	2020	2019	Interest Rate Paid	Interest Rate Received	2020	2019

Customer interest rate swap
Maturing in 2020	$—	$2,312	1 Mo. Libor + Margin	Fixed	$—	$4
Maturing in 2025	4,167	4,557	1 Mo. Libor + Margin	Fixed	292	134
Maturing in 2026	1,694	1,822	1 Mo. Libor + Margin	Fixed	105	19
Maturing in 2027	12,918	13,363	1 Mo. Libor + Margin	Fixed	1,408	636
Maturing in 2028	5,953	6,068	1 Mo. Libor + Margin	Fixed	958	548
Maturing in 2029	3,627	3,721	1 Mo. Libor + Margin	Fixed	282	(19)
Maturing in 2030	17,602	3,649	1 Mo. Libor + Margin	Fixed	646	44
Maturing in 2032	2,509	—	1 Mo. Libor + Margin	Fixed	170	—
Maturing in 2033	1,095	1,121	1 Mo. Libor + Margin	Fixed	156	56

Total	$49,565	$36,613			$4,017	$1,422

Third party interest rate swap
Maturing in 2020	$—	$2,312	Fixed	1 Mo. Libor + Margin	$—	$(4)
Maturing in 2025	4,167	4,557	Fixed	1 Mo. Libor + Margin	(292)	(134)
Maturing in 2026	1,694	1,822	Fixed	1 Mo. Libor + Margin	(105)	(19)
Maturing in 2027	12,918	13,363	Fixed	1 Mo. Libor + Margin	(1,408)	(636)
Maturing in 2028	5,953	6,068	Fixed	1 Mo. Libor + Margin	(958)	(548)
Maturing in 2029	3,627	3,721	Fixed	1 Mo. Libor + Margin	(282)	19
Maturing in 2030	17,602	3,649	Fixed	1 Mo. Libor + Margin	(646)	(44)
Maturing in 2032	2,509	—	Fixed	1 Mo. Libor + Margin	(170)	—
Maturing in 2033	1,095	1,121	Fixed	1 Mo. Libor + Margin	(156)	(56)

Total	$49,565	$36,613			$(4,017)	$(1,422)

The following table presents the fair values of derivative instruments in the Consolidated Balance Sheet.

	(Amounts in thousands)

	Assets		Liabilities

	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

December 31, 2020
Interest rate derivatives	Other assets	$4,017	Other liabilities	$4,017
December 31, 2019
Interest rate derivatives	Other assets	$1,422	Other liabilities	$1,422

NOTE 9 – BENEFIT PLANS

The Bank has a contributory defined contribution retirement plan (401(k) plan) which covers substantially all employees. Total expense under the plan was $396,000 for 2020, $367,000 for 2019 and $337,000 for 2018. The Bank matches participants’ voluntary contributions up to 5% of gross pay. Participants were able to make voluntary contributions to the plan up to a maximum of $19,000 with an additional $6,000 catch-up deferral for plan participants over the age of 50. The Bank makes bi-weekly contributions to this plan equal to amounts accrued for plan expense.

The Company provides supplemental retirement benefit plans for the benefit of certain officers and non-officer directors. The plan for officers is designed to provide post-retirement benefits to supplement other sources of retirement income such as social security and 401(k) benefits. The benefits will be paid for a period of 15 years after retirement. Director Retirement Agreements provide for a benefit of $10,000 annually on or after the director reaches normal retirement age, which is based on a combination of age and years of service. Director retirement benefits are paid over a period of 10 years following retirement. The Company accrues the cost of these post-retirement benefits during the working careers of the officers and directors. At December 31, 2020, the accumulated liability for these benefits totaled $4.1 million, with $3.6 million accrued for the officers’ plan and $521,000 for the directors’ plan.

The following table reconciles the accumulated liability for the benefit obligation of these agreements:

	(Amounts in thousands)
	Years Ended December 31,

	2020	2019	2018

Beginning balance	$3,693	$3,465	$3,182
Benefit expense	576	409	445
Benefit payments	(156)	(181)	(162)

Ending balance	$4,113	$3,693	$3,465

Supplemental executive retirement agreements are unfunded plans and have no plan assets. The benefit obligation represents the vested net present value of future payments to individuals under the agreements. The benefit expense, as specified in the agreements for the entire year 2021, is expected to be approximately $555,000. The benefits expected to be paid in the next year are approximately $107,000.

The Bank has purchased insurance contracts on the lives of the participants in the supplemental retirement benefit plan and has named the Bank as the beneficiary. Similarly, the Company has purchased insurance contracts on the lives of the directors with the Bancorp as beneficiary. While no direct linkage exists between the supplemental retirement benefit plan and the life insurance contracts, it is management’s current intent that the revenue from the insurance contracts be used as a funding source for the plan.

The Company accrues for the monthly benefit expense of postretirement cost of insurance for split-dollar life insurance coverage. The following table presents the changes in the accumulated liability.

	(Amounts in thousands)
	December 31,

	2020	2019	2018

Beginning balance	$745	$831	$876
(Income) expense recorded	63	(55)	23
Other comprehensive income recorded	103	(31)	(68)

Ending balance	$911	$745	$831

NOTE 10 – FEDERAL INCOME TAXES

The composition of income tax expense is as follows:

	(Amounts in thousands)
	Years Ended December 31,

	2020	2019	2018

Current	$2,061	$1,150	$407
Deferred	(590)	209	1,008

Total	$1,471	$1,359	$1,415

The ability to realize the benefit of deferred tax assets is dependent upon a number of factors, including the generation of future taxable income, the ability to carry back taxes paid in previous years, the ability to offset capital losses with capital gains, the reversal of deferred tax liabilities, and certain tax planning strategies. A valuation allowance of $28,000 was established in 2018 to offset in its entirety capital losses.

The following is a summary of net deferred taxes included in other assets:

	(Amounts in thousands)
	December 31,

	2020	2019

Gross deferred tax assets:
Allowance for loan and other real estate losses	$1,264	$938
Deferred loan origination cost - net	412	195
Deferred compensation	863	775
Capital loss carryforward	28	28
Lease liability	402	388
Other items	508	480

Total gross deferred tax assets	3,477	2,804
Valuation allowance	(28)	(28)

Total net deferred tax assets	3,449	2,776
Gross deferred tax liabilities:
Unrealized gain on available-for-sale securities	(1,305)	(294)
Premises and equipment	(766)	(832)
Right-of-use asset	(394)	(384)
Other items	(474)	(335)

Total net deferred tax liabilities	(2,939)	(1,845)

Net deferred tax asset	$510	$931

The following is a reconciliation of the valuation allowance for net deferred tax assets:

	(Amounts in thousands)
	December 31,

	2020	2019

Valuation allowance at beginning of year	$28	$28
Capital loss carryover	—	—

Valuation allowance at end of year	$28	$28

The following is a reconciliation between tax expense using the statutory tax rate of 21% for 2020 2019 and 2018 and the income tax provision:

	(Amounts in thousands)
	Years Ended December 31,

	2020	2019	2018

Statutory tax expense	$2,044	$1,815	$2,153
Tax effect of non-taxable interest income	(444)	(347)	(319)
Tax effect of earnings on bank-owned life insurance-net	(45)	(94)	(403)
Tax effect of deferred tax valuation provision	—	—	28
Tax effect of low income housing credit	(176)	(156)	(140)
Tax effect of non-deductible expenses	92	141	96

Federal income tax expense	$1,471	$1,359	$1,415

The related income tax (benefit) expense on investment securities gains (losses) amounted to $29,000 for 2020, $(9,000) for 2019 and $(4,000) for 2018 and is included in the federal income tax expense.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The provision also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. There were no significant unrecognized tax benefits at December 31, 2020 and the Company does not expect any significant increase in unrecognized tax benefits in the next twelve months. No interest or penalties were incurred for income taxes which would have been recorded as a component of income tax expense.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company’s federal and state income tax returns for taxable years through 2016 have been closed for purposes of examination by the Internal Revenue Service and the Ohio Department of Revenue.

NOTE 11 – FAIR VALUE

Measurements

The Company groups assets and liabilities recorded at fair value into three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with level 1 considered highest and level 3 considered lowest). A brief description of each level follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but which trade less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where inputs into the determination of fair value require significant management judgment or estimation.

The following table presents the assets reported on the consolidated balance sheets at their fair value as of December 31, 2020 and December 31, 2019 by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	(Amounts in thousands)
		Fair Value Measurements at December 31, 2020 Using

Description	December 31, 2020	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

ASSETS
U.S. Government agencies and corporations	$—	$—	$—	$—
Obligations of states and political subdivisions	88,081	—	88,081	—
U.S. Government-sponsored mortgage-backed securities	69,596	—	69,596	—
U.S. Government-sponsored collateralized mortgage obligations	4,768	—	4,768	—
U.S. Government-guaranteed small business administration pools	5,430	—	5,430	—
Loans held for sale	6,876	6,876	—	—
Interest rate derivatives	4,017	—	4,017	—
LIABILITIES
Interest rate derivatives	$4,017	$—	$4,017	$—

	(Amounts in thousands)
		Fair Value Measurements at December 31, 2019 Using

Description	December 31, 2019	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

ASSETS
U.S. Government agencies and corporations	$3,310	$—	$3,310	$—
Obligations of states and political subdivisions	69,626	—	69,626	—
U.S. Government-sponsored mortgage-backed securities	48,237	—	48,237	—
U.S. Government-sponsored collateralized mortgage obligations	8,481	—	8,481	—
U.S. Government-guaranteed small business administration pools	6,477	—	6,477	—
Loans held for sale	4,890	4,890	—	—
Interest rate derivatives	1,422	—	1,422	—
LIABILITIES
Interest rate derivatives	$1,422	$—	$1,422	$—

The following tables present the changes in the Level 3 fair value category for the years ended December 31, 2020, 2019 and 2018. The Company classifies financial instruments in Level 3 of the fair-value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly.

	(Amounts in thousands)
	December 31,

	2020	2019	2018

	Trust preferred securities	Trust preferred securities	Trust preferred securities

Beginning balance	$—	$—	$895
Net realized/unrealized gains/(losses) included in:
Noninterest income	—	—	—
Other comprehensive income	—	—	723
Discount accretion (premium amortization)	—	—	—
Sales	—	—	(1,618)
Purchases, issuance, and settlements	—	—	—

Ending balance	$—	$—	$—

Losses included in net income for the period relating to assets held at period end	$—	$—	$—

The Company conducts OTTI analyses on a quarterly basis. The initial indication of other-than-temporary impairment for both debt and equity securities is a decline in the fair value below the amount recorded for an investment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the Consolidated Statements of Income. In determining whether an impairment is other than temporary, the Company considers a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, recent events specific to the issuer, including investment downgrades by rating agencies and economic conditions of its industry, and a determination that the Company does not intend to sell those investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. Among the factors that are considered in determining the Company’s intent and ability is a review of its capital adequacy, interest rate risk position and liquidity.

The Company also considers the issuer’s financial condition, capital strength and near-term prospects. In addition, for debt securities the Company considers the cause of the price decline (general level of interest rates and industry- and issuer-specific factors), current ability to make future payments in a timely manner and the issuer’s ability to service debt, the assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and the Company’s intent and ability to retain the security. All of the foregoing require considerable judgment.

Financial Instruments

The Company discloses fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other estimation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

Such techniques and assumptions, as they apply to individual categories of the financial instruments, are as follows:

Investment securities available for sale – Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Prices on trust preferred securities were calculated using a discounted cash-flow technique. Cash flows were estimated based on credit and prepayment assumptions. The present value of the projected cash flows was calculated using a discount rate equal to the current yield used to accrete the beneficial interest.

Loans held for sale – Loans held for sale consist of residential mortgage loans originated for sale. Loans held for sale are recorded at fair value based on what the secondary markets have offered on best efforts commitments.

Interest rate derivatives – The fair value is based on settlement values adjusted for credit risks associated with the counter parties and the Company and observable market interest rate curves.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The carrying amounts and estimated fair values of the Company’s financial instruments measured at amortized cost are as follows:

	(Amounts in thousands)
	December 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3	Fair Value

ASSETS:
Cash and cash equivalents	$36,108	$36,108	$—	$—	$36,108
Net Loans	550,741	—	—	553,949	553,949
Bank-owned life insurance	21,166	21,166	—	—	21,166
Accrued interest receivable	2,436	2,436	—	—	2,436
LIABILITIES:
Demand, savings and money market deposits	$603,446	$603,446	$—	$—	$603,446
Time deposits	97,064	—	—	98,227	98,227
Other short-term borrowings	1,488	1,488	—	—	1,488
Federal Home Loan Bank advances - short term	2,000	—	—	2,002	2,002
Federal Home Loan Bank advances - long term	16,000	—	—	16,326	16,326
Subordinated debt	5,155	—	—	4,938	4,938
Accrued interest payable	283	283	—	—	283

	(Amounts in thousands)
	December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3	Fair Value

ASSETS:
Cash and cash equivalents	$27,815	$27,815	$—	$—	$27,815
Net Loans	514,251	—	—	517,787	517,787
Bank-owned life insurance	17,768	17,768	—	—	17,768
Accrued interest receivable	2,336	2,336	—	—	2,336
LIABILITIES:
Demand, savings and money market deposits	$476,358	$476,358	$—	$—	$476,358
Time deposits	142,023	—	—	143,485	143,485
Other short-term borrowings	1,922	1,922	—	—	1,922
Federal Home Loan Bank advances - short term	—	—	—	—	—
Federal Home Loan Bank advances - long term	24,000	—	—	24,005	24,005
Subordinated debt	5,155	—	—	4,835	4,835
Accrued interest payable	510	510	—	—	510

The following table presents quantitative information about the Level 3 significant inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at December 31, 2020 and December 31, 2019.

	(Amounts in thousands)
	Fair value at December 31, 2020	Valuation Technique	Significant Unobservable Input	Range of Inputs

Impaired loans	$231	Appraisal of Collateral	Appraisal Adjustment	(76)%
			Liquidation Expenses	(10)%

	(Amounts in thousands)
	Fair value at December 31, 2019	Valuation Technique	Significant Unobservable Input	Range of Inputs

Impaired loans	$405	Appraisal of Collateral	Appraisal Adjustment	(76)%
			Liquidation Expenses	(10)%

NOTE 12 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in accumulated other comprehensive income (loss) by component net of tax for the years ended December 31, 2020, 2019 and 2018.

	(Amounts in thousands)
	Unrealized gains (losses) on available-for-sale securities (a)	Change in pension and postretirement obligations (a)
Balance as of December 31, 2017	$(1,787)	$(38)
Other comprehensive income before reclassification	(1,916)	68
Amount reclassified from accumulated other comprehensive loss	17	—

Total other comprehensive (loss) income	(1,899)	68

Balance as of December 31, 2018	$(3,686)	$30
Other comprehensive income before reclassification	4,758	31
Amount reclassified from accumulated other comprehensive loss	35	—

Total other comprehensive income	4,793	31

Balance as of December 31, 2019	$1,107	$61

Other comprehensive income before reclassification	3,913	(103)
Amount reclassified from accumulated other comprehensive income	(111)	—

Total other comprehensive income (loss)	3,802	(103)

Balance as of December 31, 2020	$4,909	$(42)

(a)	All amounts are net of tax. Amounts in parentheses indicate debits.

The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018.

	(Amounts in thousands)
	December 31,
	2020	2019	2018
	Amount reclassified from accumulated other comprehensive income (a)	Amount reclassified from accumulated other comprehensive loss (a)	Amount reclassified from accumulated other comprehensive loss (a)	Affected line item in the Consolidated Statements of Income

Details about other comprehensive income or loss:
Unrealized gains (losses) on available-for-sale securities	$140	$(44)	$(21)	Investment securities available-for-sale gains (losses), net
	(29)	9	4	Federal income tax expense

	$111	$(35)	$(17)

(a)	Amounts in parentheses indicate debits to net income.

NOTE 13 – REGULATORY MATTERS

The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five categories, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If a bank is only adequately capitalized, regulatory approval is required to, among other things, accept, renew or roll-over brokered deposits. If a bank is undercapitalized, capital distributions and growth and expansion are limited, and plans for capital restoration are required.

In July 2013, the Board of Governors of the Federal Reserve Board and the FDIC approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks and their holding companies (commonly known as Basel III). Under the final rules, which began for the Company and the Bank on January 1, 2015 and are subject to a phase-in period through January 1, 2019, minimum requirements increased for both the quantity and quality of capital held by the Company and the Bank. The rules included a new common equity Tier 1 capital to risk-weighted assets ratio (CET1 ratio) of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets, which when fully phased-in, effectively resulted in a minimum CET1 ratio of 7.0%. Basel III raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% (which, with the capital conservation buffer, effectively resulted in a minimum Tier 1 capital ratio of 8.5% when fully phased-in), effectively resulted in a minimum total capital to risk-weighted assets ratio of 10.5% (with the capital conservation buffer fully phased-in), and required a minimum leverage ratio of 4.0%. Basel III also made changes to risk weights for certain assets and off-balance-sheet exposures. Management expects that the capital ratios for the Company and the Bank under Basel III will continue to exceed the well capitalized minimum capital requirements, as they currently exceed the fully phased in 2019 requirements.

The capital conservation buffers of 2.5% above the minimum common equity Tier 1 capital, Tier 1 capital and total risk-based capital ratios are required in order to avoid limitations on capital distributions, including dividend payments, and certain discretionary bonus payments. A banking organization with a buffer of less than the required amount would be subject to increasingly stringent limitations on such distributions and payments as the buffer approaches zero. The new rule also generally prohibits a banking organization from making such distributions or payments during any quarter if its eligible retained income is negative and its capital conservation buffer ratio was 2.5% or less at the end of the previous quarter. The eligible retained income of a banking organization is defined as its net income for the four calendar quarters preceding the current calendar quarter, based on the organization’s quarterly regulatory reports, net of any distributions and associated tax effects not already reflected in net income.

In addition to the capital requirements for bank holding companies generally, financial holding companies are also required to meet “well-capitalized” requirements of the Federal Reserve Board. A bank holding company or financial holding company that is covered by the Federal Reserve’s Small Bank Holding Company Policy is not required to comply with the consolidated capital requirements, although its bank subsidiaries still must comply with the applicable capital requirements. As a bank holding company with assets of less than $1 billion and meeting certain other requirements, the Company is covered by the Small Bank Holding Company Policy.

At December 31, 2020 and December 31, 2019, actual capital levels and minimum required levels for the Company, if it were not covered by the Small Bank Holding Company Policy, were:

	(Amounts in thousands)
	Actual		Minimum required for capital adequacy purposes
	Amount	Ratio	Amount	Ratio

December 31, 2020
CET1 capital (to risk-weighted assets)	$76,138	13.15%	$26,054	4.50%
Tier 1 capital (to risk-weighted assets)	81,138	14.01%	34,739	6.00%
Total capital (to risk-weighted assets)	87,241	15.07%	46,319	8.00%
Tier 1 capital (to average assets)	81,138	10.20%	31,816	4.00%

	(Amounts in thousands)
	Actual		Minimum required for capital adequacy purposes

	Amount	Ratio	Amount	Ratio
December 31, 2019
CET1 capital (to risk-weighted assets)	$73,091	12.76%	$25,775	4.50%
Tier 1 capital (to risk-weighted assets)	78,091	13.63%	34,367	6.00%
Total capital (to risk-weighted assets)	82,640	14.43%	45,823	8.00%
Tier 1 capital (to average assets)	78,091	10.98%	28,461	4.00%

$5.0 million of trust preferred securities outstanding at December 31, 2020 and December 31, 2019, respectively, qualified as Tier 1 capital. Refer to Note 7, “Subordinated Debt.”

The Bank met all capital requirements to be categorized as “well capitalized” at December 31, 2020 and December 31, 2019.

NOTE 14 – RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with whom they are affiliated were loan customers during 2020. The following is an analysis of such loans:

(Amounts in thousands)
Total related-party loans at December 31, 2019	$4,587
New related-party loans	3,671
Repayments or other	(3,349)

Total related-party loans at December 31, 2020	$4,909

Deposit balances of executive officers, directors, and their affiliates at December 31, 2020 and 2019 were $11.1 million and $8.1 million, respectively.

The banking loans and deposits were made in the ordinary course of business with the Bank.

NOTE 15 – CONDENSED FINANCIAL INFORMATION – PARENT COMPANY

Below is condensed financial information of Cortland Bancorp (parent company only). In this information, the Parent’s investment in subsidiaries is stated at cost, including equity in the undistributed earnings of the subsidiaries, adjusted for any unrealized gains or losses on available-for-sale securities.

BALANCE SHEETS

(Amounts in thousands)

	December 31,
	2020	2019
ASSETS
Cash	$100	$119
Investment in bank subsidiary	77,538	70,936
Subordinated note from subsidiary bank	6,000	6,000
Other assets	3,465	3,326

Total assets	$87,103	$80,381

LIABILITIES
Other liabilities	$943	$888
Subordinated debt (Note 7)	5,155	5,155

Total liabilities	6,098	6,043
SHAREHOLDERS’ EQUITY
Common stock	23,641	23,641
Additional paid-in capital	21,238	21,266
Retained earnings	41,863	36,187
Accumulated other comprehensive income	4,867	1,168
Treasury stock	(10,604)	(7,924)

Total shareholders’ equity	81,005	74,338

Total liabilities & shareholders’ equity	$87,103	$80,381

STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	Years ended December 31,
	2020	2019	2018
Dividends from bank subsidiary	$6,250	$3,400	$4,150
Interest and dividend income	124	231	213
Other income	43	101	56
Interest on subordinated debt	(114)	(203)	(189)
Other expenses	(1,134)	(1,399)	(606)

Income before income tax and equity in undistributed earnings of subsidiaries	5,169	2,130	3,624
Income tax benefit	191	313	136
Equity in undistributed earnings of subsidiaries	2,903	4,839	5,075

Net income	$8,263	$7,282	$8,835

Comprehensive income	$11,962	$12,106	$7,004

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years ended December 31,
	2020	2019	2018
Cash flow from operating activities
Net income	$8,263	$7,282	$8,835
Adjustments to reconcile net income to net cash flow from operating activities:
Equity in undistributed earnings of subsidiaries	(2,903)	(4,839)	(5,075)
Deferred tax benefit	15	(35)	(13)
Equity compensation	446	774	214
Change in other assets and liabilities	(99)	157	(52)

Net cash flow from operating activities	5,722	3,339	3,909
Cash deficit from financing activities
Dividends paid	(2,587)	(2,184)	(2,149)
Treasury shares purchased	(3,154)	(1,336)	(1,781)
Treasury shares reissued	—	60	—

Net cash deficit from financing activities	(5,741)	(3,460)	(3,930)

Net change in cash	(19)	(121)	(21)
Cash
Beginning of year	119	240	261

End of year	$100	$119	$240

NOTE 16 – DIVIDEND RESTRICTIONS

The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by an Ohio state-chartered bank. Under the Ohio Banking Code, cash dividends may not exceed net profits as defined for that year combined with retained net profits for the two preceding years less any required transfers to surplus. Under this formula, the amount available for payment of dividends in 2021 is $7.7 million plus 2021 profits retained up to the date of the dividend declaration.

NOTE 17 – LITIGATION

The Bank is involved in legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these other matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

NOTE 18 – STOCK REPURCHASE PROGRAM

On January 23, 2018, the Company’s Board of Directors approved a program which allowed the Company to repurchase up to 100,000 shares, or approximately 2.3% of the 4,420,136 common shares outstanding at January 23, 2018. On May 22, 2018 the Company’s Board of Directors approved an increase in the number of shares authorized for repurchase under the January 23, 2018 plan by 200,000 shares bringing the total to 300,000 shares authorized. This program terminated on December 31, 2018. The Company purchased 80,944 shares under this program. On December 18, 2018, the Company’s Board of Directors approved a program which allowed the Company to repurchase up to 300,000 shares, or approximately 6.9% of the 4,349,624 outstanding shares of common stock at December 18, 2018. This program terminated on December 31, 2019. The Company purchased 54,000 shares under this program. On December 17, 2019, the Company’s Board of Directors approved a new program which allowed the Company to repurchase up to 200,000 shares, or approximately 4.6% of the 4,323,822 outstanding shares of common stock at December 17, 2019. This program expired on December 31, 2020. The Company purchased 146,318 shares under this program. On January 19, 2021, the Company’s Board of Directors approved a new program which allows the Company to repurchase up to 200,000 shares, or approximately 4.7% of the 4,223,153 outstanding shares of common stock at January 19, 2021. This program will expire on December 31, 2021. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions.

NOTE 19 – EQUITY COMPENSATION

During 2015, the Company, created the 2015 Omnibus Equity Plan and The Director Equity Plan.

The Omnibus Equity Plan permits the award of up to 340,000 shares to the Company’s employees to promote the long-term financial success of the Company, increasing shareholder value by providing employees the opportunity to acquire an ownership interest in the Company and enabling the Company and its related entities to attract and retain the services of those upon whom the successful conduct of business depends. There were 47,567 restricted Board approved shares granted under the plan in calendar 2020 and 30,156 restricted Board approved shares granted under the plan in calendar 2019. The Company is expensing the grant date fair value of all share-based compensation over the requisite vesting periods on a prorated straight-line basis. In 2020 and 2019, compensation expense of $403,000 and $740,000, respectively, was recorded in the Consolidated Statements of Income. As of December 31, 2020, there was $581,000 of total unrecognized compensation expense related to the non-vested shares granted under the Plan. Shares awarded under this plan can vest immediately and/or on the anniversary of the award date from one to three years out if the employee remains employed with Cortland Bancorp. The remaining cost is expected to be recognized over a weighted average period of 20.6 months.

Granted shares are awarded upon meeting achievement of performance objectives derived from one or more of the performance criteria. The main metrics used for the periods presented were three-year earnings per share growth, three-year return on equity, and three-year total shareholder return each ranked versus a peer group.

The following is the activity under the Omnibus Equity Plan during the period ended December 31, 2020:

	Restricted Stock Units
	Units	Price at Grant Date
Nonvested at January 1, 2020	26,025	$21.78
Granted	47,567	15.82
Vested	(22,136)	21.74
Forfeited	—	—

Nonvested at December 31, 2020	51,456	$16.29

The Director Equity Plan permits the award of up to 113,000 shares to nonemployee directors to promote the long-term financial success of the Company, increasing shareholder value by enabling the Company and its related entities to attract and retain the services of those directors upon whom the successful conduct of business depends. There were 2,684 Board approved shares granted under the plan in calendar 2020 with immediate vesting, and 1,525 Board approved shares granted under the plan in calendar 2019 with immediate vesting. In 2020 and 2019, expense of $43,000 and $34,000 was recorded in the Consolidated Statements of Income, respectively.

NOTE 20 – LEASES

Operating leases in which the Company is the lessee are recorded as operating lease Right of Use (“ROU”) assets and operating lease liabilities, included in other assets and other liabilities, respectively, on the consolidated balance sheets. The Company does not currently have any significant finance leases in which it is the lessee. Operating lease ROU assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. The Company elected to adopt the transition method, which uses a modified retrospective transition approach. ROU assets and operating lease liabilities are recognized as of the date of adoption based on the present value of the remaining lease payments using a discount rate that represents the incremental borrowing rate at the date of initial application. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in occupancy and equipment expense in the consolidated statements of income and other comprehensive income. The Company leases relate primarily to office space and bank branches with remaining lease terms of generally 5 to 10 years. Certain lease arrangements contain extension options which typically range from 5 to 15 years at the then fair market rental rates. As these extension options are generally considered reasonably certain of exercise, they are included in the lease term. As of December 31, 2020 and 2019, operating lease ROU assets and liabilities were $1.9 million and $1.8 million, respectively. For the year ended December 31, 2020, the Company recognized $229,000 in operating lease cost, where in $209,000 is operating cash flows from operating leases and $20,000 is noncash expense amortization of the ROU asset and the implicit interest, respectively.

The following table summarizes other information related to operating leases:

December 31, 2020
Weighted-average remaining lease term-operating leases in years	14.58
Weighted-average discount rate - operating leases	2.94%

The following table presents aggregate lease maturities and obligations as of December 31, 2020:

(Amounts in thousands)
December 31, 2020
2021	$163
2022	167
2023	168
2024	172
2025	155
2026 and thereafter	1,570

Total lease payments	2,395
Less: interest	480

Present value of lease liabilities	$1,915

NOTE 21 – RISKS AND UNCERTAINTIES

The impact of the COVID-19 pandemic is fluid and continues to evolve, adversely affecting many of the Company’s customers. The pandemic and its associated impacts on trade, travel, employee productivity, unemployment, and consumer spending has resulted in less economic activity and volatility and disruption in the financial markets. The ultimate extent of the impact of the COVID-19 pandemic on the Company’s business, financial condition, and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory, and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees, and vendors. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees, and communities during this difficult time.